ABBEY CAPITAL

AMENDMENT TO DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 11th day of July, 2017 to the Distribution Agreement dated June 30th, 2016 (the “Agreement”), is entered into by and between The RBB Fund, Inc., a Maryland corporation (“Company”), and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”). Abbey Capital Limited, an Irish limited company and an investment advisor to the Company (the “Advisor”), is a party hereto with respect to Section 3F. and 6 only.

RECITALS

WHEREAS, the parties previously entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to provide (i) that a portion of the default sales charges and underwriter concessions received by the Distributor may be used to offset the compensation owed to the Distributor by the Trust and (ii) to amend and restate the fee schedule set forth as Exhibit B; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, effective as of the date stated above, the parties agree as follows:

1.       Section 2 of the Agreement shall be amended to incorporate subsection (L) as set forth below:

L.	The Distributor shall retain the underwriter concession on each sale of Fund shares, and the sales charge, as described in the Prospectus, not otherwise assigned to and received by a selling broker-dealer in accordance with an executed dealer agreement. The portion of such sales charges and the underwriter concessions received by the Distributor, as described in Exhibit B, will be used to offset the compensation owed to the Distributor for its services as described in Exhibit B of this Agreement.

2.       Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

the rbb fund, inc.		quasar distributors, llc

By:	/s/ Salvatore Faia	By:	/s/ James R. Schoenike
Name: Title:	Salvatore Faia President		James R. Schoenike, President

abbey capital limited (advisor) (WITH RESPECT TO SECTIONS 3f. AND 6 ONLY)

By:	/s/ Peter Carney
Name:	Peter Carey
Title:	Authorized Signatory

By:	/s/ Tony Gannon
Name:	Tony Gannon
Title:	Director

Amended Exhibit B to the Distribution Agreement

Quasar Distributors, LLC Regulatory Distribution Services Fee Schedule at 4/10/2017

Regulatory Distribution Annual Services per Fund

Base fee of $[ ] per fund

Commissions or Underwriter Concessions

All Default Sales Charges and Underwriter Concessions on sales of Fund Shares (Underwriter Concessions) payable to Quasar.

Distribution Service Fee to be offset by: 1) Default Sales Charges and 2) Underwriter Concessions.

If excess concession funds remain after the offset of Quasar’s distribution service fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of [ ]% of the remaining balance. The remaining [ ]% will be retained by Quasar to offset Quasar expenses.

Standard Advertising Compliance Review

•	$[ ] per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter.
•	$[ ] FINRA filing fee per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

•	$[ ] for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter, 24 hour initial turnaround.
•	$[ ] FINRA filing fee per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff

•	$[ ] per year per registered representative
•	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
•	$[ ] per FINRA designated branch location
•	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets

•	Design – $[ ] per fact sheet, includes first production
•	Production – $[ ] per fact sheet per each production period
•	All printing costs are Miscellaneous expenses in addition to the design and production fees
•	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Miscellaneous Expenses

Reasonable Miscellaneous expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:

•	Typesetting, printing and distribution of prospectuses and shareholder reports
•	Production, printing, distribution, and placement of advertising, sales literature, and materials
•	Engagement of designers, free-lance writers, and public relations firms
•	Postage, overnight delivery charges
•	FINRA registration fees other costs to fulfill regulatory requirements
•	Record retention (Including RR email correspondence if applicable)
•	Travel, lodging, and meals

Fees are calculated pro rata and billed monthly.

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